EXHIBIT 10.57

SUMMARY OF COMPENSATION ARRANGEMENTS WITH CERTAIN EXECUTIVE OFFICERS

All of our executive officers, except for our Chief Executive Officer Sandeep Mathrani, are “at will” employees. We have no written or oral employment agreements with these executive officers. A copy or description of any future such employment arrangement will be filed to the extent required.

The descriptions below summarize our employment arrangements with the following executive officers:

•    Alan Barocas, Senior Executive Vice President, Mall Leasing;

•    Steven J. Douglas, Executive Vice President and Chief Financial Officer;

•    Andrew Perel, Executive Vice President, General Counsel and Secretary; and

•    Richard Pesin, Executive Vice President, Anchors, Development and Construction.

All of the compensation arrangements we have with our executive officers, including those listed above, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.

Annual Base Salary

The current annual base salary for each of Messrs. Barocas, Douglas, Perel and Pesin is $750,000 less applicable taxes and withholdings.

Bonus Plans and Incentive Compensation

Messrs. Barocas, Perel and Pesin are each eligible for a minimum discretionary bonus of $500,000, payable in 2012 and 2013, based upon each individual’s respective performances in 2011 and 2012. Additionally, each of the foregoing individuals received 400,000 non-qualified stock options under our 2010 Equity Incentive Plan, which vest ratably over four years.

For 2010 Mr. Douglas participated in our 2010 CVA/Discretionary Bonus plan, payable in 2011, with a target payment of 75% of his base salary, and a potential payment of 150% of his base salary. Mr. Douglas received 200,000 non-qualified stock options under our 2010 Equity Incentive Plan and 50,000 shares of restricted stock, each of which vest one year from the date of the award.

Other Compensation

Each of Messrs. Barocas, Perel and Pesin are eligible for a relocation package of up to $150,000, and Mr. Barocas may be entitled to receive an additional amount for relocation if we relocate him from Chicago.

Severance

Although the above listed executive officers are at-will employees, each of Messrs. Barocas, Perel and Pesin are eligible to receive severance payments equal to six months of his base salary and his prorated bonus if his employment is terminated by us without cause.